Exhibit 21
Subsidiaries of Entegris, Inc.

Name of Subsidiary	Jurisdiction
Entegris-Jetalon Solutions, Inc.	Delaware
Entegris Singapore Pte. Ltd.	Singapore
Entegris Pte. Ltd.	Singapore
Entegris Korea Ltd.	South Korea
Pureline Co. Ltd. (1)	South Korea
Entegris Pacific Ltd.	Delaware
Entegris (Shanghai) Microelectronics Trading Company Ltd.	Peoples Republic of China
Entegris International Holdings B.V.	The Netherlands
Entegris Asia Pte. Ltd.	Singapore
Entegris GmbH (2)	Germany
Entegris (UK) Ltd.	United Kingdom
Entegris Ireland Ltd.	Ireland
Entegris SAS	France
Entegris Israel Ltd.	Israel
Entegris Cleaning Process (ECP) SAS	France
Nihon Entegris K.K.	Japan
Entegris Japan Co. Ltd.	Japan
Entegris Taiwan Enterprise Partnership (3)	Taiwan
Entegris Asia LLC	Delaware
Entegris Taiwan Technologies Co. Ltd.	Taiwan
Entegris Malaysia Sdn. Bhd.	Malaysia
Entegris Precision Technology Corp.(4)	Taiwan
Entegris Specialty Materials, LLC	Delaware
Poco Graphite, Inc.	Delaware
Poco Graphite International, Inc.	Delaware
Poco Graphite SARL (5)	France

(1)	Owned 37.5% by Entegris Korea Ltd. and 62.5% by registrant

(2)	Owned 90% by Entegris International Holdings B.V. and 10% by registrant

(3)	Owned 99% by Entegris International Holdings B.V. and 1% by registrant

(4)	Owned 50% by Entegris International Holdings B.V. and 50% by registrant

(5)	Owned 90% by Poco Graphite, Inc. and 10% by Poco Graphite International, Inc.